FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2017 FINANCIAL RESULTS

Continued Progress on Value Creation Plan Initiatives

Toronto, August 9, 2017 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the second quarter ended July 1, 2017.

“This quarter marks another important step in SunOpta’s journey. Through our Value Creation Plan we have brought intense focus to the organization on our strategic direction, and our leadership team has been upgraded and is fully engaged. With these foundational aspects in place, during the second quarter the Company was able to become fully engrossed in the actions that support the Value Creation Plan, which we expect will ultimately lead to sustainable, profitable results,” said David Colo, Chief Executive Officer. “This quarter saw us take meaningful action against all four pillars of our Value Creation Plan, including sharpening our portfolio focus by announcing the exit from re-sealable pouch products, improving our operational execution via the implementation of safety, quality and productivity programs, enhancing our go-to-market effectiveness via the build-out of a new food service distribution network, and ensuring the benefit of these efforts are sustainable via process and systems improvements.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAA AP, except where specifically noted.

Second Quarter 2017 Highlights:

•	Revenues of $336.5 million for the second quarter of 2017, comparred to $348.1 million in the second quarter of 2016, a decrease of 3.4%.

•

Gross profit of $41.7 million or 12.4% of revenues for the second quarter of 2017, versus $36.0 million or 10.3% of revenues in the second quarter of 2016. Excluding expenses in cost of goods sold that factor into adjusted earnings¹, the gross profit percentage in the second quarter of 2017 increased 100 basis points to 12.5% compared to 11.5% in the second quarter of 2016.

•	Adjusted EBITDA¹ of $19.4 million or 5.8% of revenues for the second quarter of 2017, versus $23.5 million or 6.7% of revenues in the second quarter of 2016.

•

Loss from continuing operations of $0.4 million or $0.03 per diluted common share in the second quarter of 2017, compared to a loss from continuing operations of $4.1 million or $0.05 per diluted common share in the second quarter of 2016.

•

Adjusted loss from continuing operations¹ of $0.7 million or $0.01 per diluted common share during the second quarter of 2017, compared to adjusted earnings¹ of $4.1 million or $0.05 per diluted common share during the second quarter of 2016.

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements of EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017 these EBITDA benefits will be offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. For the second quarter of 2017, the Company made progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will accelerate growth and drive long-term value. Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

•	Announced the discontinuation of flexible re-sealable pouch products along with an agreement to sell the associated pouch equipment for $2.0 million, which is expected to close during the fourth quarter of 2017.

•	Initiated a plan to consolidate certain soy and specialty grain volume and close an under-utilized facility to enhance facility utilization and reduce operating costs.

•

Purchased the remaining 25% minority interest stake in the Company’s Mexican frozen fruit operations and broke ground on an expansion project to add incremental freezing capacity, storage, and retail bagging capabilities to the Mexican frozen fruit facility.

•	Approved plans to increase capabilities at sunflower operations in both North America and Europe, as well as a capacity expansion at the speciality cocoa processing facility in the Netherlands.

Since the initiation of the Value Creation Plan, the Company has implemented portfolio changes that are expected to yield $4.2 million of annualized EBITDA benefits.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. These efforts are expected to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

•	Launched “SunOpta 360”, initially across the network of aseptic beverage facilities, establishing a sustainable continuous improvement methodology for the Company.

•	Enhanced food safety and quality across the manufacturing platform via the roll-out of new processes and systems.

•	Continued to identify and implement productivity initiatives focusing on manufacturing efficiencies, purchasing synergies and effective freight management.

•

Initiated rapid recovery plans to resolve performance issues at certain consumer product manufacturing facilities which, during the first half of 2017, have partially consumed the benefit driven from other productivity initiatives.

Since the initiation of the Value Creation Plan, the Company has implemented process improvements and cost savings that are expected to yield $3.1 million of annualized EBITDA benefits.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

•	Completed the creation of a new food service distribution network, leveraging third parties, which will support the Company’s plan to grow and diversify penetration into the food service channel.

•	Continued to attract and hire new commercial talent in the areas of sales, marketing and R&D which has furthered the development of control branded products that are expected to enhance access to the food service channel.

•	Increased the pipeline of commercial opportunities across the beverage, fruit and snack categories.

Since the initiation of the Value Creation Plan, the Company has implemented go-to-market improvements through strategic pricing actions that are expected to yield $2.0 million of annualized EBITDA benefits.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta's leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. Recent highlights include:

•	Completed the onboarding of key senior leaders and continued to add new talent in areas of sales and marketing, engineering, supply chain and procurement.

•	Further maturation of the sales and operations planning (S&OP) processes which were kicked off in the first quarter resulting in improved customer service levels.

•	Continued enhancements to ERP systems in consumer products facilities.

Second Quarter 2017 Results

Revenues for the second quarter of 2017 were $336.5 million, a decrease of 3.4% compared to $348.1 million in the second quarter of 2016. Excluding the impact on revenues for the second quarter of 2017 of changes in commodity-related pricing, foreign exchange rates and the impact on west coast pouch operations as a result of a fire at a third-party facility, revenues in the second quarter of 2017 decreased by 0.6% compared with the second quarter of 2016.

The Consumer Products segment generated revenues from external customers of $187.0 million during the second quarter of 2017, a decrease of 1.4% compared to $189.6 million in the second quarter of 2016. Excluding the impact of the fire at a third-party facility, revenues in Consumer Products decreased 0.2% compared to the second quarter of 2016. The revenue decline was driven by reduced sales of retail packaged frozen fruit and aseptic beverage products, partially offset by increased beverage sales into the foodservice channel, as well as higher refrigerated juice and specialty bar sales.

The Global Ingredients segment generated revenues from external customers of $149.4 million, a decline of 5.7% compared to $158.5 million in the second quarter of 2016. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue decreased 1.2% in the second quarter of 2017, compared with the second quarter of 2016. The revenue decline reflected lower volumes of raw and roasted sunflower products, lower crop input sales due to a reduction in contracted acres and lower specialty ingredient sales partially offset by increased sales of non-GMO soy.

Gross profit was $41.7 million for the second quarter of 2017, compared to $36.0 million for the second quarter of 2016. As a percentage of revenues, gross profit for the second quarter of 2017 was 12.4% compared to 10.3% in the second quarter of 2016. The gross profit percentage for the second quarter of 2017 would have been approximately 12.5%, excluding $0.3 million of costs related to plant closure and other transition expenses, as compared to an adjusted gross profit percentage of 11.5% in the second quarter of 2016. The improvement in gross margin reflected operational savings from the closure of the San Bernardino juice facility, improved productivity across the frozen fruit network and favorable foreign exchange impact on purchase contracts for organic raw materials. These factors were partially offset by reduced operational efficiencies in our sunflower and roasting operations due to lower customer demand following the recall.

Operating income¹ was $2.6 million, or 0.8% of revenues, compared to operating income of $8.8 million, or 2.5% of revenues in the second quarter of 2016. The decrease in operating income year-over-year is primarily attributable to increased structural and non-structural costs associated with the execution of the Value Creation Plan. The operating income percentage for the second quarter of 2017 would have been approximately 3.0%, excluding $7.0 million of non-structural third-party consulting costs, employee recruitment, relocation and retention costs, and the costs discussed above that impacted costs of sales, all incurred in relation to the Value Creation Plan.

Adjusted EBITDA¹ was $19.4 million or 5.8% of revenues in the second quarter of 2017, compared to $23.5 million or 6.8% of revenues in the second quarter of 2016.

The Company reported a net loss from continuing operations for the second quarter of 2017 of $0.4 million, or $0.03 per common share, compared to a loss from continuing operations of $4.1 million, or $0.05 per diluted common share during the second quarter of 2016. Adjusted loss¹ from continuing operations in the second quarter of 2017 was $0.7 million or $0.01 per diluted common share, compared to adjusted earnings¹ of $4.1 million or $0.01 per diluted common share in the second quarter of 2016. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings”.

Balance Sheet and Cash Flow

At July 1, 2017, SunOpta’s balance sheet reflected total assets of $1,149.8 million and total debt of $467.7 million. Cash used in operating activities was $6.3 million in the first half of 2017, compared to cash used in operating activities from continuing operations of $52.3 million in the first half of 2016. The $46.0 million decrease in cash used in operating activities was driven by less cash used to fund working capital, due in part to liquidity optimization efforts undertaken as part of the Value Creation Plan. Working capital requirements are seasonal, and the Company expects to see working capital decrease over the second half of 2017. At July 1, 2017, leverage was approximately 6.1 times Adjusted EBITDA¹ on a trailing four quarter adjusted basis, after eliminating the negative impact on EBITDA from the San Bernardino juice facility.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, August 9, 2017, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to optimize business operations; our ability to implement the four pillars and achieve the objectives of our strategic Value Creation Plan, including the anticipated amount and timing of achieving productivity-driven EBITDA enhancements; the estimated amounts of annualized EBITDA benefits attributable to improvements initiated or implemented to date pursuant to each of the four pillars of our Value Creation Plan; our intention to exit businesses or product lines where we are not effectively positioned including the anticipated timing for discontinuing resealable pouch products and the sale of related equipment; and our expectation for improved revenue growth and profitability over time and that working capital will decrease over the second half of 2017. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expects", "targeting", "becoming", ‘continue", "estimated", "would", "should", "intend", "anticipate", "confident", "can", "may", "plans", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward-looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, anticipated procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines including the failure of purchasers to satisfy the purchase price and inability to satisfy the conditions of closing for any such transactions; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended July 1, 2017 and July 2, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	$	$	$	$

Revenues	336,454	348,146	666,485	700,460

Cost of goods sold	294,792	312,168	586,124	632,581

Gross profit	41,662	35,978	80,361	67,879

Selling, general and administrative expenses	35,039	24,489	73,311	48,761
Intangible asset amortization	2,809	2,824	5,612	5,646
Other expense, net	607	8,433	6,050	12,411
Foreign exchange loss (gain)	1,195	(180)	1,775	1,992

Earnings (loss) from continuing operations before the following	2,012	412	(6,387)	(931)

Interest expense, net	7,695	11,548	15,449	22,570

Loss from continuing operations before income taxes	(5,683)	(11,136)	(21,836)	(23,501)

Recovery of income taxes	(5,581)	(7,135)	(10,550)	(10,221)

Loss from continuing operations	(102)	(4,001)	(11,286)	(13,280)

Discontinued operations
Loss from discontinued operations	-	-	-	(1,993)
Gain on classification as held for sale	-	-	-	560
Recovery of income taxes	-	-	-	599
Loss from discontinued operations attributable to non-controlling interests	-	-	-	264
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)

Loss	(102)	(4,001)	(11,286)	(13,850)

Earnings attributable to non-controlling interests	306	123	520	507

Loss attributable to SunOpta Inc.	(408)	(4,124)	(11,806)	(14,357)

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters and two quarters ended July 1, 2017 and July 2, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	$	$	$	$

Loss per share(a)

Loss from continuing operations, less amount attributable to non-controlling interests	(408)	(4,124)	(11,806)	(13,787)

Less: dividends and accretion on Series A preferred stock	(1,954)	-	(3,894)	-
Loss from continuing operations available to common shareholders	(2,362)	(4,124)	(15,700)	(13,787)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss available to common shareholders	(2,362)	(4,124)	(15,700)	(14,357)

Basic loss per share:
- from continuing operations	(0.03)	(0.05)	(0.18)	(0.16)
- from discontinued operations	-	-	-	(0.01)
	(0.03)	(0.05)	(0.18)	(0.17)

Diluted loss per share:
- from continuing operations	(0.03)	(0.05)	(0.18)	(0.16)
- from discontinued operations	-	-	-	(0.01)
	(0.03)	(0.05)	(0.18)	(0.17)

Weighted-average number of shares outstanding (000s):
- Basic	86,213	85,541	86,062	85,483
- Diluted	86,213	85,541	86,062	85,483

(a)

Loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Loss available to common shareholders is computed by adding dividends and accretion of Series A preferred stock to loss attributable to SunOpta Inc.

SunOpta Inc.
Consolidated Balance Sheets
As at July 1, 2017 and December 31, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	July 1, 2017	December 31, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	3,457	1,251
Accounts receivable	152,406	157,369
Inventories	381,979	368,482
Prepaid expenses and other current assets	31,193	19,794
Current income taxes recoverable	2,815	2,801
Total current assets	571,850	549,697

Property, plant and equipment	164,131	162,239
Goodwill	224,161	223,611
Intangible assets	178,030	183,524
Deferred income taxes	3,060	1,045
Other assets	8,563	9,442

Total assets	1,149,795	1,129,558

LIABILITIES
Current liabilities
Bank indebtedness	237,107	201,494
Accounts payable and accrued liabilities	182,841	173,745
Customer and other deposits	1,155	2,543
Income taxes payable	876	5,661
Other current liabilities	433	1,016
Current portion of long-term debt	2,062	2,079
Current portion of long-term liabilities	6,300	5,500
Total current liabilities	430,774	392,038

Long-term debt	228,514	229,008
Long-term liabilities	10,374	15,354
Deferred income taxes	36,751	44,561
Total liabilities	706,413	680,961

Series A Preferred Stock	79,678	79,184

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	306,827	300,426
Additional paid-in capital	24,726	25,522
Retained earnings	38,138	53,838
Accumulated other comprehensive loss	(9,527)	(13,104)
	360,164	366,682
Non-controlling interests	3,540	2,731
Total equity	363,704	369,413

Total equity and liabilities	1,149,795	1,129,558

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended July 1, 2017 and July 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	$	$	$	$

CASH PROVIDED BY (USED IN) Operating activities
Loss	(102)	(4,001)	(11,286)	(13,850)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss from continuing operations	(102)	(4,001)	(11,286)	(13,280)
Items not affecting cash:
Depreciation and amortization	8,167	8,549	16,347	17,309
Amortization and write-off of debt issuance costs	652	2,854	1,138	6,222
Deferred income taxes	(3,823)	(10,821)	(9,915)	(14,508)
Stock-based compensation	1,286	953	2,138	1,992
Unrealized gain on derivative instruments	(1,267)	(306)	(1,229)	(515)
Fair value of contingent consideration	204	(1,603)	204	(1,405)
Impairment of long-lived assets	-	-	3,723	1,735
Acquisition accounting adjustment on inventory sold	-	3,888	-	11,514
Other	(244)	367	(101)	407
Changes in non-cash working capital	(30,648)	(34,294)	(7,313)	(61,779)
Net cash flows from operations - continuing operations	(25,775)	(34,414)	(6,294)	(52,308)
Net cash flows from operations - discontinued operations	-	-	-	758
	(25,775)	(34,414)	(6,294)	(51,550)
Investing activities
Purchases of property, plant and equipment	(7,143)	(4,793)	(16,167)	(9,340)
Proceeds from sale of assets	51	-	301	-
Other	254	700	364	700
Net cash flows from investing activities - continuing operations	(6,838)	(4,093)	(15,502)	(8,640)
Net cash flows from investing activities - discontinued operations	-	1,945	-	1,754
	(6,838)	(2,148)	(15,502)	(6,886)

Financing activities
Increase under line of credit facilities	36,690	39,029	29,349	271,572
Repayment of line of credit facilities	-	-	-	(192,677)
Borrowings under long-term debt	-	-	-	432
Repayment of long-term debt	(589)	(523)	(1,116)	(11,009)
Payment of cash dividends on Series A Preferred Stock	(1,700)	-	(3,291)	-
Proceeds from the exercise of stock options and employee share
purchases	2,535	575	3,629	687
Payment of contingent consideration	(4,330)	(4,554)	(4,330)	(4,554)
Payment of debt issuance costs	-	(256)	-	(4,366)
Other	(101)	(119)	(303)	(134)
Net cash flows from financing activities - continuing operations	32,505	34,152	23,938	59,951
Net cash flows from financing activities - discontinued operations	-	-	-	(1,180)
	32,505	34,152	23,938	58,771

Foreign exchange gain (loss) on cash held in a foreign currency	54	(61)	64	(24)

Increase (decrease) in cash and cash equivalents in the period	(54)	(2,471)	2,206	311
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	1,288	-	1,707
Less: Balance included at end of period	-	-	-	-
Cash and cash equivalents - beginning of the period	3,511	5,475	1,251	2,274

Cash and cash equivalents - end of the period	3,457	4,292	3,457	4,292

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended July 1, 2017 and July 2, 2016
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	149,423	158,498	279,714	304,520
Consumer Products	187,031	189,648	386,771	395,940
Total segment revenues from external customers	336,454	348,146	666,485	700,460

Segment gross profit:
Global Ingredients	20,743	19,828	36,389	37,920
Consumer Products	20,919	16,150	43,972	29,959
Total segment gross profit	41,662	35,978	80,361	67,879

Segment operating income (loss):
Global Ingredients	8,372	10,411	13,123	16,852
Consumer Products	4,220	663	10,168	(1,115)
Corporate Services	(9,973)	(2,229)	(23,628)	(4,257)
Total segment operating income (loss)	2,619	8,845	(337)	11,480

Segment gross profit percentage:
Global Ingredients	13.9%	12.5%	13.0%	12.5%
Consumer Products	11.2%	8.5%	11.4%	7.6%
Total segment gross profit percentage	12.4%	10.3%	12.1%	9.7%

Segment operating income percentage:
Global Ingredients	5.6%	6.6%	4.7%	5.5%
Consumer Products	2.3%	0.3%	2.6%	-0.3%
Total segment operating income	0.8%	2.5%	-0.1%	1.6%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. We believe that segment operating income and Adjusted earnings assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. We use EBITDA and Adjusted EBITDA when assessing the performance of the Company’s operations and its ability to generate cash flows to fund its cash requirements, including debt service and capital expenditures. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful year-over-year comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations, as well as other charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and Adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted earnings/loss and Adjusted earnings/loss per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

		Per Diluted Share
For the quarter ended	$	$
July 1, 2017
Loss from continuing operations	(102)
Less: earnings attributable to non-controlling interests	(306)
Less: dividends and accretion of Series A Preferred Stock	(1,954)
Loss from continuing operations available to common shareholders	(2,362)	(0.03)

Adjusted for:
Costs related to the Value Creation Plan(a)	7,688
Other(b)	182
Net income tax effect(c)	(6,254)
Adjusted loss	(746)	(0.01)

July 2, 2016
Loss from continuing operations	(4,001)
Less: earnings attributable to non-controlling interests	(123)
Loss from continuing operations available to common shareholders	(4,124)	(0.05)

Adjusted for:
Legal settlement and litigation-related legal fees(d)	9,661
Costs related to business acquisitions(e)	7,905
Product withdrawal and recall costs(f)	529
Plant start-up costs(g)	278
Other(b)	412
Gain on settlement of contingent consideration(h)	(1,715)
Net income tax effect(c)	(8,825)
Adjusted earnings	4,121	0.05

(a)

Reflects facility closure costs of $0.3 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $7.0 million recorded in selling, general and administrative (“SG&A”) expenses; and employee termination costs of $0.4 million recorded in other expense.

(b)	Other included fair value adjustments related to contingent consideration arrangements and gain/loss on the sale of assets, which were recorded in other expense.
(c)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(d)

Reflects a charge of $9.0 million for the settlement of a product recall dispute with a customer, which was recorded in other expense, and associated litigation-related legal costs, which were recorded in SG&A expenses.

(e)

Reflects costs related to the acquisition of Sunrise Holdings (Delaware), Inc. (“Sunrise”) in October 2015 (the “Sunrise Acquisition”), including an acquisition accounting adjustment related to Sunrise’s inventory sold in the second quarter of 2016 of $3.9 million, which was recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the initial financing related to the Sunrise Acquisition of $2.6 million, as well as $0.9 million of additional financing costs expensed as incurred in the second quarter of 2016, which was recorded in interest expense; and $0.5 million of integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise Acquisition, which were recorded other expense.

(f)

Reflects costs of $0.2 million related to the withdrawal or recall of products, which were recorded in other expense, and a $0.3 million adjustment for the estimated lost gross profit caused by the recall of certain sunflower kernel products, which reflected a shortfall in revenues against anticipated volumes of approximately $3.5 million, less associated cost of goods sold of approximately $3.2 million.

(g)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania, facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which were recorded in cost of goods sold. These start-up costs reflected the negative gross profit reported by the facility as the facility ramped up to break-even production levels.

(h)

Reflects a gain of settlement of the contingent consideration obligation related to the August 2015 acquisition of Niagara Natural Fruit Snack Company Inc. (“Niagara Natural”), which was recorded in other income.

		Per Diluted Share
For the two quarters ended	$	$
July 1, 2017
Loss from continuing operations	(11,286)
Less: earnings attributable to non-controlling interests	(520)
Less: dividends and accretion of Series A Preferred Stock	(3,894)
Loss from continuing operations available to common shareholders	(15,700)	(0.18)

Adjusted for:
Costs related to the Value Creation Plan(a)	24,971
Product recall costs(b)	1,008
Other(c)	(127)
Net income tax effect(d)	(11,786)
Adjusted loss	(1,634)	(0.02)

July 2, 2016
Loss from continuing operations	(13,280)
Less: earnings attributable to non-controlling interests	(507)
Loss from continuing operations available to common shareholders	(13,787)	(0.16)

Adjusted for:
Costs related to business acquisitions(e)	20,416
Legal settlement and litigation-related legal fees(f)	10,286
Product withdrawal and recall costs(g)	1,997
Plant start-up costs(h)	1,565
Write-off of debt issuance costs(i)	215
Other(j)	1,187
Gain on settlement of contingent contribution(k)	(1,715)
Net income tax effect(d)	(13,356)
Adjusted earnings	6,808	0.08

(a)

Reflects facility closure costs of $0.6 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $18.4 million recorded in SG&A expenses; and asset impairment and employee termination costs of $5.9 million recorded in other expense.

(b)

Reflects costs related to the recall of certain sunflower kernel products, including a $0.7 million adjustment for the estimated lost gross profit caused by the sunflower recall in the first quarter of 2017, which reflected a shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.3 million of direct costs recorded in other expense that are not eligible for reimbursement under our insurance policies.

(c)	Other included fair value adjustments related to contingent consideration arrangements and gain/loss on the sale of assets, which were recorded in other expense.
(d)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(e)

Reflects costs related to the Sunrise Acquisition, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the first half of 2016 of $11.5 million, which was recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the initial financing related to the Sunrise Acquisition of $5.6 million, as well as $0.9 million of additional financing costs expensed as incurred in the second quarter of 2016, which were recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise Acquisition, which were recorded in cost of goods sold and other expense.

(f)

Reflects a charge of $9.0 million for the settlement of a product recall dispute with a customer, which was recorded in other expense, and associated litigation-related legal costs, which were recorded in SG&A expenses.

(g)

Reflects costs of $1.1 million for the withdrawal of a consumer-packaged product for a quality-related issue and $0.6 million for insurance deductibles related to the sunflower recall, which were recorded in other expense. Also reflects a $0.3 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflected a shortfall in revenues against anticipated volumes of approximately $3.5 million, less associated cost of goods sold of approximately $3.2 million.

(h)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania, facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which were recorded in cost of goods sold. These start-up costs reflected the negative gross profit reported by the facility as the facility ramped up to break-even production levels.

(i)

Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our former North American credit facilities, which were replaced by the Global Credit Facility.

(j)	Other includes severance costs of $0.5 million and fair value adjustments related to contingent consideration arrangements of $0.4 million, which were recorded in other expense.
(k)	Reflects a gain of settlement of the contingent consideration obligation related to the August 2015 acquisition of Niagara Natural, which was recorded in other income.

Segment Operating Income, EBITDA, and Adjusted EBITDA

The Company defines segment operating income/loss as “earnings/loss from continuing operations before the following” excluding the impact of other income/expense items; EBITDA as segment operating income/loss plus depreciation, amortization and non-cash stock-based compensation; and adjusted EBITDA as EBITDA excluding other unusual items that affect the comparability of operating performance as identified in the determination of Adjusted earnings. The following is a tabular presentation of segment operating income/loss, EBITDA and Adjusted EBITDA, including a reconciliation to loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended		Two quarters ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	$	$	$	$
Loss from continuing operations	(102)	(4,001)	(11,286)	(13,280)
Recovery of income taxes	(5,581)	(7,135)	(10,550)	(10,221)
Interest expense, net	7,695	11,548	15,449	22,570
Other expense, net	607	8,433	6,050	12,411
Total segment operating income (loss)	2,619	8,845	(337)	11,480
Depreciation and amortization	8,167	8,549	16,347	17,309
Stock-based compensation(a)	1,337	953	2,465	1,992
EBITDA	12,123	18,347	18,475	30,781
Adjusted for:
Costs related to Value Creation Plan(b)	7,263	-	19,073	-
Product recall costs(c)	-	300	729	300
Costs related to business acquisitions(d)	-	3,888	-	11,664
Plant expansion and start-up costs(e)	-	278	-	1,565
Litigation-related legal fees(f)	-	661	-	1,286
Adjusted EBITDA	19,386	23,474	38,277	45,596

(a)

For the quarter and two quarters ended July 1, 2017, stock-based compensation of $1.3 million and $2.5 million were recorded in SG&A expenses. The reversal of $0.1 million and $0.3 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense.

(b)

For the quarter ended July 1, 2017, reflects facility closure costs of $0.3 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $7.0 million recorded in SG&A expenses. For the two quarters ended July 1, 2017, reflects facility closure costs of $0.6 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $18.4 million recorded in SG&A expenses.

(c)

For the two quarters ended July 1, 2017, reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million. For the quarter and two quarters ended July 2, 2016, reflects estimated lost gross profit of $0.3 million, which reflected a shortfall in revenues in the second quarter of 2016 against anticipated volumes of approximately $3.5 million, less associated cost of goods sold of approximately $3.2 million.

(d)

For the quarter ended July 2, 2016, reflects costs related to the acquisition accounting adjustment related to Sunrise’s inventory sold in the second quarter of 2016 of $3.9 million, which was recorded in cost of goods sold. For the first half of 2016, $11.5 million relates to the same acquisition accounting adjustment, as well as $0.2 million of costs related to the closure and consolidation of a frozen fruit processing operation, all of which were recorded in cost of goods sold.

(e)	Reflects the negative gross profit reported by the Allentown facility as the facility ramped up to break-even production levels.
(f)	Reflects legal costs related to the settlement of a product recall dispute with a customer, which were recorded in SG&A expenses.